Exhibit 11

ALLIN COMMUNICATIONS CORPORATION

CALCULATION OF NET LOSS PER COMMON SHARE

          (Dollars in thousands, except per share data)

                                                      Three Months      Three Months         Six Months         Six Months
                                                         Ended             Ended               Ended              Ended
                                                        June 30,          June 30,            June 30,           June 30,
                                                          1997              1998                1997               1998
                                                      ------------       ----------          ----------         ----------

Net loss                                             $     (3,152)            (732)             (5,744)            (2,478)

Accretion and dividends on preferred stock                     55               57                 119                112
                                                      ------------       ----------          ----------         ----------

Net loss attributable to common shareholders         $     (3,207)            (789)             (5,863)            (2,590)
                                                      ============       ==========          ==========         ==========

Net loss per common share - basic and diluted        $      (0.62)           (0.15)              (1.14)             (0.50)
                                                      ============       ==========          ==========         ==========

Weighted average common shares outstanding
     during the period                                  5,184,067        5,182,267           5,184,067          5,182,267

Effect of restricted common stock                         (26,668)         (24,868)            (26,668)           (24,868)
                                                      ============       ==========          ==========         ==========

Shares used in calculating net loss per common
     share                                              5,157,399        5,157,399           5,157,399          5,157,399
                                                      ============       ==========          ==========         ==========